Exhibit 10.1

CONSULTING AGREEMENT
     This CONSULTING AGREEMENT (this “Agreement”), dated as of April 6, 2009 (the “Effective Date”), is between Starbucks Corporation (d/b/a Starbucks Coffee Company) (“Starbucks”) and Olden Lee (“Consultant”). Starbucks and Consultant hereby agree as follows:
1. SERVICES. Consultant shall serve as Starbucks interim executive vice president, Partner Resources in a consultant capacity during the term of this Agreement and shall perform the services normally associated with the position of executive vice president, Partner Resources (collectively, the “Services”); provided, however, that Consultant shall not participate in the preparation of Starbucks financial statements. It is understood by the parties to this Agreement that the Services are being provided on a temporary basis while Starbucks searches for a permanent executive vice president, Partner Resources.
2. TERM/TERMINATION. The term of this Agreement shall commence on the Effective Date and continue for a period not to exceed one (1) year from the Effective Date or such earlier date as this Agreement may be terminated in accordance with the provisions of this Agreement. Either Starbucks or Consultant may terminate this Agreement, with or without cause, at any time upon two weeks’ notice to the other party.
3. FEES/EXPENSES. Starbucks shall pay Consultant for the Services as follows:
(a)	Monthly Consulting Fee. During the term of this Agreement, Starbucks shall pay Consultant a consulting fee of $25,000 per month. Such fees will be prorated for any partial periods. The monthly consulting fee shall be paid to Consultant within ten (10) days after the last day of each month.

(b)	Expenses. In addition to reimbursement of ordinary business expenses in accordance with Starbucks policies, Starbucks shall reimburse Consultant for the following (collectively, the “Additional Expenses”):
a.	Temporary living expenses in the Seattle, WA area during the term of this Agreement including housing, car rental, and utilities; and

b.	Weekly roundtrip airfare and travel expenses for Consultant and/or Consultant’s spouse from the Seattle, WA area to Consultant’s place of primary residence.
Reimbursements for the Additional Expenses shall be made as soon as reasonably practicable upon Consultant’s presenting applicable statements, receipts or other supporting documentation as the Company may reasonably require relating to such Additional Expenses.
4. CONFIDENTIAL INFORMATION. Consultant agrees to hold Starbucks confidential and proprietary information in confidence, consistent with Consultant’s obligations as a member of Starbucks board of directors. Nothing herein shall limit Consultant’s ability to share confidential information with members of Starbucks board of directors or otherwise impact Consultant’s duties or obligations as a member of Starbucks board of directors.
5. RIGHTS TO WORK. Consultant agrees that all Services and any parts of the Services created, performed, contributed, or prepared by Consultant pursuant to this Agreement, and all patents, copyrights, trade secrets and other proprietary rights and equivalent rights in or based on the Services (the “Works”) have been specially ordered and commissioned by Starbucks, are works-made-for-hire from the moment of creation, and are and shall be the sole and exclusive property of Starbucks. No rights of any kind are reserved to or by Consultant or shall revert to Consultant. Consultant specifically agrees to obtain all appropriate releases and assignments necessary to convey to Starbucks the rights described in this Section. Consultant grants to Starbucks, and Starbucks accepts, an irrevocable, worldwide and nonexclusive right, with the right to grant licenses and sublicenses to others without accounting to Consultant, under all patents, copyrights, trademarks, trade secrets and other proprietary rights of Consultant included in or necessary to use the Works and improvements.
6. STATUS. Consultant is an independent contractor and not an employee, agent, or joint venturer of Starbucks. Nothing in this Agreement shall be construed as creating an employer-employee relationship. Consultant specifically rejects and renounces any employment benefits offered to Starbucks employees. Consultant recognizes that no amount will be withheld from the remuneration paid hereunder for payment of any federal, state, or local taxes and that Consultant has sole responsibility to pay such taxes, if any, and file such returns as shall be required by applicable laws and regulations. Consultant shall make all required legal and tax filings and payments and shall indemnify Starbucks from and against any liabilities arising from Consultant’s failure to make such filings or payments.
7. NOTICE. Any notice sent pursuant to this Agreement shall be sent by certified mail, return receipt requested, or by overnight mail to the addresses below or to such address as either party may in the future designate. Notices shall be effective upon receipt. A copy of any notice to Starbucks shall also be sent to:
Starbucks Corporation
Attn: executive vice president and general counsel
2401 Utah Avenue South, Suite 800, Mail Stop S-LA1
Seattle, WA 98134
8. ASSIGNMENT. This Agreement shall not be assigned by Consultant without Starbucks prior written approval. Except as otherwise provided, this Agreement shall be binding upon and inure to the benefit of the parties’ successors and lawful assigns.
9. AMENDMENTS. This Agreement supersedes all previous agreements between the parties relating to the Services and cannot be modified without the prior written consent of both parties.
10. GOVERNING LAW. This Agreement shall be governed by the laws of the state of Washington, without reference to conflicts of law principles. The parties hereby consent to the jurisdiction of the federal and state courts located in King County, Washington, for purposes of any legal action arising out of this Agreement.
11. GENERAL PROVISIONS. In the event any provision of this Agreement is held by a tribunal of competent jurisdiction to be contrary to the law, the remaining provisions of this Agreement shall remain in full force and effect. Sections 4 (Confidential Information), 5 (Rights to Work), 6 (Status), 8 (Assignment), 10 (Governing Law), and 11 (General Provisions) shall survive any termination or expiration of this Agreement.
Starbucks and Consultant have executed this Agreement as of the date first listed above.

OLDEN LEE
By:	/s/ Olden Lee
Olden Lee

Address

STARBUCKS CORPORATION
By:	/s/ Howard Schultz
Name Print Howard Schultz
	Title	chairman, president and ceo
2401 Utah Avenue South, Seattle, WA 98134-1431